Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is made this 9th day of June, 2010 (the “Effective Date”), by and between Jeffrey D. Pinneo (“Executive”), an individual, and Horizon Air Industries, Inc. (“Horizon”), a Washington corporation that is a wholly owned subsidiary of Alaska Air Group, Inc. (“AAG”), a Delaware corporation.

WHEREAS, Executive is presently the President & Chief Executive Officer of Horizon.

WHEREAS, Horizon and Executive have mutually agreed to continue Executive’s employment with Horizon on different terms and conditions as hereinafter set forth and to provide for Executive’s retirement from employment with Horizon.

WHEREAS, this Agreement shall govern the employment relationship between Executive and Horizon from and after the Effective Date and will supersede and negate all previous agreements with respect to such relationship.

WHEREAS, Horizon and Executive both desire that Executive should provide transition consulting services to Horizon for a period of time following his retirement from Horizon.

NOW, THEREFORE, Horizon and Executive, in consideration of the covenants undertaken and the releases below, enter into this Agreement:

1.           Employment; Retirement.

a.
Employment.  Horizon hereby employs Executive, and Executive agrees to serve, as Horizon’s Executive Vice President/Strategic Projects for the period commencing on the Effective Date and continuing through January 31, 2011 (the “Separation Date”), on the terms and conditions expressly set forth in this Agreement.  (Such period is referred to herein as the “Period of Employment.”)  Executive will perform such duties as may be assigned from time to time by the Board of Directors of Horizon or AAG’s Chief Executive Officer, which relate to the business of Horizon, its subsidiaries, its affiliates, or any business ventures in which Horizon, its subsidiaries or its parent corporation may participate.  Executive will devote his productive time, ability, attention and effort to Horizon's business and will serve its interests during his employment by Horizon; provided, however, that Executive may devote reasonable periods of time to (a) engaging in personal investment activities (b) searching for other employment and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Executive's duties to Horizon.

b.
Retirement.  Executive hereby irrevocably resigns (i) effective as of the Effective Date, as the President & Chief Executive Officer of Horizon, and (ii) effective as of the Separation Date, as Executive Vice President/Strategic Projects of Horizon and as an officer, employee, member, manager, director and in any other capacity with AAG, Horizon and each of their affiliates.  The parties agree that Executive waives any right or claim to reinstatement as an employee of AAG or Horizon after the Separation Date.  Executive shall have no further employment relationship with AAG, Horizon or any of their affiliates after the Separation Date.  On the Separation Date, Executive agrees that he shall confirm such retirement by executing the letter attached as Exhibit A hereto and promptly delivering such letter to the Chief Executive Officer of AAG.

2.           Compensation.  Horizon agrees to pay and Executive agrees to accept in exchange for the services rendered hereunder by him during the Period of Employment, the following compensation:

a.
Base Salary: Executive's base salary shall be at an annualized rate of $240,000 (the “Base Salary”), subject to any required tax withholding and all customary payroll deductions.  Such annual Base Salary shall be paid in substantially equal installments and at the same intervals as other officers of Horizon are paid.

b.
Officers Supplemental Retirement Plan: Executive shall continue to participate in the Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan (“OSRP”), in accordance with the terms and conditions of the plan as in effect from time to time.

c.
Benefits. Executive will be entitled to participate, subject to and in accordance with applicable terms and conditions of each program, in fringe benefit programs, including but not limited to, health, dental and vision insurance, group life insurance, executive perquisite allowance, and such other programs as shall be provided from time to time by Horizon for its officers generally.

d.	Equity. Executive shall not participate in any future equity grants or other incentive awards.

3.           Separation Benefits.  In addition to any vested retirement benefits to which Executive has contributed and/or Horizon has contributed on Executive’s behalf, Horizon shall, subject to the conditions set forth in Section 3(f) below, provide to Executive the following separation benefits on and following the Separation Date:

a.
Separation Date Payments.  On the Separation Date, Executive will receive a lump sum payment of $240,000, less applicable taxes and other withholdings.  The lump sum payment shall be payable as soon as practicable after the Supplemental Release Agreement referred to below becomes irrevocable in accordance with applicable law and in all events not later than sixty (60) days following Executive’s Separation from Service.  Executive will also receive a payment of $50,000 less applicable taxes and other withholdings on each of the following dates: March 31, 2011; June 30, 2011; September 30, 2011; and December 31, 2011.  As used herein, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with Horizon that constitutes a “separation from service” within the meaning of

Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

b.
Performance-Based Pay Plan.  Executive will be eligible for a 2010 Performance-Based Pay (“PBP”) payout, if any, based on 2010 base wages earned through December 31, 2010, with any such amount to be paid when PBP payments for 2010 are made to Horizon’s other executive officers generally.  Executive will not be eligible to participate in the PBP for 2011.

c.
Travel Privileges.  Executive shall receive online travel privileges and Alaska Airlines Boardroom privileges at the same level received by Executive while an employee through January 31, 2011.  Following January 31, 2011, Executive, Executive’s spouse, and his eligible dependents will receive Q1/A1 boarding priority per Executive’s retired officer status.  Following January 31, 2011, Executive and Executive’s spouse shall receive lifetime MVP Gold status and lifetime Alaska Airlines Boardroom membership.

d.	Equity Awards. The terms of each equity award will continue to apply to Executive in his retiree status.

e.
Medical Coverage.  Unless and until Executive attains medical insurance coverage, the Company will provide COBRA continuation coverage for as long as Executive is eligible.  For the first 12 months of COBRA continuation (or for as long as Executive is eligible, if less than 12 months), Executive will be charged only the same monthly premium as an active full-time Horizon employee would pay for the same plan and same level of coverage.  For the remainder of the COBRA eligibility period, Executive will be charged the normal COBRA premium.

f.
Conditions of Severance.  Notwithstanding any other provision herein, any obligation of Horizon or any of its affiliates to Executive pursuant to this Section 3 shall be subject to the condition precedent that Executive shall have provided, upon or not later than five (5) days after the Separation Date, Horizon with a valid, executed Supplemental Release Agreement in the form attached hereto as Exhibit B (the “Supplemental Release Agreement”), and such Supplemental Release Agreement shall have not been revoked by Executive pursuant to any revocation rights afforded by applicable law.  In addition, if Executive breaches any of his obligations set forth in this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to Horizon, Executive will no longer be entitled to, and Horizon will no longer be obligated to pay or provide any remaining unpaid benefit pursuant to this Section 3 provided that, if Executive provides the Supplemental Release Agreement contemplated by this Section 3(f), in no event shall Executive be entitled to aggregate benefits pursuant to this Section 3 of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for Executive’s release under the Supplemental Release Agreement.

4.           Agreement Inadmissible.  Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by Horizon of any violation of its policies, procedures, state or federal laws or regulations.  This Agreement may be introduced, however, in any proceeding to enforce the Agreement.

5.           General Release and Covenant Not To Sue.  Except for those obligations created by or arising out of this Agreement, Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Horizon, and its parent, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against said Releasees, including any claims arising out of or in any way connected with his employment relationship with Horizon, or his separation from the same, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993 (the “FMLA”), the Washington Law Against Discrimination, the Washington Age Discrimination Law, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit.  This release does not, however, cover any claim that cannot be released as a matter of applicable law.  Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to FMLA.

6.           Release of Unknown Claims.  It is the intention of Executive in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified.  In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him by any law, statute, or legal doctrine that would otherwise prevent the release of unknown claims and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.   Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.  Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Executive acknowledges that he understands the significance and consequence of such release and waiver.

7.           Federal Age Discrimination in Employment Act Waiver and Advisements.  Executive expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement.  Executive further expressly acknowledges and agrees that:

a.           In return for this Agreement, he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;

b.           He was orally advised by Horizon and is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.           He was given a copy of this Agreement on May 24, 2010, and informed that he had twenty one (21) days within which to consider this Agreement, and that if he wished to execute this Agreement prior to the expiration of such 21-day period, he should execute the Acknowledgment and Waiver attached as Exhibit C;

d.           He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

8.           Confidential and Proprietary Information.  Executive acknowledges that by reason of his position with Horizon he is aware of and has been given access to concepts, designs, processes, technologies, trade secrets, customer lists, marketing plans, business plans, and other forms of confidential and proprietary information, whether or not developed by Executive.  Executive agrees promptly to return all related documents, data and other materials of whatever nature.  Executive further represents that he has held all such information confidential and will continue to do so, and that he will not use such information and relationships for any business (which term herein includes a partnership, firm, corporation or any other entity) without the prior written consent of Horizon.

9.           Non-Solicitation.  Executive shall not, during the Period of Employment and for a period of twelve (12) months following the Separation Date, directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of Horizon to cease his or her relationship with Horizon or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venture partner or supplier of Horizon to do business or in any way become associated with any Competitor (as defined below).

10.           Cooperation with Investigations.  Nothing in this Agreement limits, restricts or precludes either Horizon or Executive from cooperating with any governmental agency in the performance of its investigative or other lawful duties.  Further, Executive agrees to cooperate fully with Horizon, including but not limited to the prosecution or defense of any civil or criminal action or other legal proceedings in which Horizon determines that Executive has relevant information or knowledge.  Such cooperation shall include, without limitation, communicating with representatives (including attorneys) for Horizon, providing truthful testimony in oral or written form, preparing for such testimony with attorneys for Horizon, and reviewing documents in connection with such communications or preparations; provided, however, that the foregoing shall not be deemed to require Executive to waive any Fifth Amendment or other privilege with respect to events that occurred during Executive’s tenure at Horizon.

11.           Full Payment of Compensation Due and Owing.  Executive agrees that the payments described in Sections 2 through 3 above are the sole and exclusive compensation to which he is entitled from Horizon or any other of the Releasees, and acknowledges that the payments described in said paragraphs fully satisfy any salary, wages, bonuses, accrued vacation, commissions, severance benefits, and any and all other benefits due to Executive.

12.           Non-Competition.  Executive agrees that he will not, directly or indirectly, during the Period of Employment and for a period of twelve (12) months after the Separation Date, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. A “Competitor” shall include, Frontier Airline Holdings, Jet Blue Airways Corporation, Southwest Airlines Corporation, Allegiant Travel Company, Virgin America, West Jet, UAL Corporation, SkyWest, and any of their affiliates.

13.           No Assignments.  Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and shall defend, indemnify and hold harmless Releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

14.           No Disparagement.  Executive agrees that he shall not make any disparaging, uncomplimentary or negative remarks about AAG, Alaska Airlines or Horizon, or the products, business affairs or employees of AAG, Alaska Airlines or Horizon.

15.           End of Employment Relationship.  Executive and Horizon acknowledge that any employment relationship between them shall terminate on the Separation Date, and that they will have no continuing contractual relationship except as expressly provided in this Agreement and the Consulting Agreement.  Executive acknowledges that the Change of Control Agreement between Executive and AAG dated February 14, 2008 shall terminate on the Effective Date.

16.           Taxes.  Executive agrees that he shall be exclusively liable for the payment of all federal and state taxes which may be due as the result of the consideration received herein and hereby represents that he shall make payments on such taxes at the time and in the amount required of him.  In addition, Executive hereby agrees fully to defend, indemnify and hold harmless Releasees and each of them from payment of taxes, interest and/or penalties that are required of them by any government agency at any time as the result of payment of the consideration set forth herein.

17.           Entire Agreement.  This instrument (including the attached exhibits) constitutes and contains the entire agreement and final understanding concerning Executive’s employment,

voluntary retirement from the same and the other subject matters addressed herein between the parties.  It is intended by the parties as a complete and exclusive statement of the terms of their agreement.  It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party.  This is a fully integrated agreement.

18.           Revocation.  Either Executive or Horizon may revoke this Agreement in its entirety during the seven (7) days following execution of the Agreement by Executive.  Any revocation of the Agreement must be in writing and hand-delivered during the revocation period.  This Agreement will become effective and enforceable seven (7) days following execution by Executive, unless it is revoked during the seven-day period.  If so revoked during such period, this Agreement shall be null and void in its entirety.

19.           Severability and Survivorship.  If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.  This agreement shall be binding upon a successor or assignor of Horizon in the event of a merger or acquisition.

20.           Washington Law Governs.  This Agreement shall be deemed to have been executed and delivered within the State of Washington, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington without regard to principles of conflict of laws.

21.           Execution in Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.           Binding Arbitration of Disputes.  Any dispute or controversy between Executive, on the one hand, and Horizon (or any other Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, or otherwise in any way arising out of, related to, or connected with Executive’s employment with Horizon or the conclusion of Executive’s employment with Horizon, shall be resolved through final and binding arbitration before an arbitrator in King County, Washington.  The arbitrator shall be selected by mutual agreement of the parties; if none, then by striking from a panel of seven arbitrators provided by the American Arbitration Association.  By entering into this agreement to arbitrate, the parties voluntarily waive any right to have covered disputes decided by a court of law and/or jury. In the event of such arbitration, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys’ fees.  The nonprevailing party shall also be solely responsible for all costs of the arbitration, including, but not limited to, the arbitrator’s fees, court reporter fees, and any and all other administrative costs of the arbitration, and promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party.  Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.

Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, and each of their agents, and employees and all others acting on behalf of or in concert with them.  Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law.  Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

23.           Notice.  All notices given hereunder (except for notices of revocation pursuant to Section 7(d) or 18 above) shall be given in writing, shall specifically refer to this Agreement, and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof.

                      If to Executive:                                Jeffrey D. Pinneo
****
****

If to Horizon:	Alaska Air Group, Inc.
Attn: Chief Executive Officer
19300 International Blvd.
Seattle, WA 98188

Fax: (206) 392-5807

           If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

24.           Limitations on Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

25.           Legal Counsel.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

26.           Section 409A.

a.
It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

b.
To the extent that any benefits pursuant to Section 2 or Section 3 are taxable to Executive, any reimbursement payment due to Executive pursuant to any such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  Any benefits and reimbursements pursuant to Section 2 or Section 3 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

I declare under penalty of perjury under the laws of the State of Washington that the foregoing is true and correct.

EXECUTED this 9th day of June, 2010, at King County, Washington.

/s/ Jeffrey D. Pinneo
Jeffrey D. Pinneo

EXECUTED this 9th day of June, 2010, at King County, Washington.

/s/ William S. Ayer
Alaska Air Group, Inc.
By William S. Ayer
      Chairman, Board of Directors

EXHIBIT A

Date: __________________

William S. Ayer
Chairman and Chief Executive Officer
Alaska Air Group, Inc.
19300 International Blvd.
Seattle, Washington  98188

Dear Bill:

This is to advise you that, effective January 31, 2011, I hereby retire from my position as Executive Vice President/Strategic Projects and any other capacity with Horizon Air Industries, Inc. and each of its affiliates.

Sincerely,

Jeffrey D. Pinneo

EXHIBIT B

SUPPLEMENTAL RELEASE

1.           Release.  Jeffrey D. Pinneo, (the “Executive”), on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Horizon Air Industries, Inc. (“Horizon”), and its parent, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against said Releasees, including any claims arising out of or in any way connected with his employment relationship with Horizon, or his separation from the same, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993 (the “FMLA”), the Washington Law Against Discrimination, the Washington Age Discrimination Law, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit; provided, however, that the foregoing release does not apply to any obligation of the Company and its subsidiaries to the Executive pursuant to any of the following: (1) the Agreement between the Executive and the Company dated as of June 9, 2010 (the “Retirement Agreement”) or the related Consulting Agreement between the Executive and the Company attached thereto; (2) any equity-based awards previously granted by the Company to the Executive, to the extent that such awards continue after the termination of the Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Bylaws or Certificate of Incorporation of the Company or under any written indemnification agreement with the Company or under applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that the Executive may in the future incur with respect to his service as an employee, officer or director of the Company; (4) with respect to any rights that the Executive may have to insurance coverage for such losses, damages or expenses under any directors and officers liability insurance policy of the Company; (5) any rights to continued medical or dental coverage that the Executive may have under the Consolidated Omnibus Budget Reconciliation Act; or (6) any rights to payment of the Executive’s accrued and vested benefits (if any) that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.  This release does not, however, cover any claim that cannot be released as a matter of applicable law.  Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to FMLA.

2.           Release of Unknown Claims.  It is the intention of Executive in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified.  In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him by any law, statute, or legal doctrine that would otherwise prevent the release of unknown claims and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.   Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.  Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Executive acknowledges that he understands the significance and consequence of such release and waiver.

3.           Federal Age Discrimination in Employment Act Waiver and Advisements.  Executive expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement.  Executive further expressly acknowledges and agrees that:

(a)           In return for this Agreement, the Executive will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(b)           The Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)           The Executive has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;

(d)           The Executive was given a copy of this Agreement on [____________] and informed that he had twenty-one (21) days within which to consider the Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit B-1;

(e)           Nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(f)           The Executive was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if the Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that the Executive exercises his right of revocation, neither the Company nor the Executive will have any obligations under this Agreement.

4.           No Transferred Claims.  The Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

5.           Miscellaneous.  The following provisions shall apply for purposes of this Agreement:

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c)           The Executive’s or the Company’s failure to insist on strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(d)           This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of Washington that the foregoing is true and correct.

EXECUTED this 9th day of June 2010, at King County, Washington.

           /s/ Jeffrey D. Pinneo
Jeffrey D. Pinneo

EXECUTED this 9th day of June 2010, at King County, Washington.

_____/s/ William S. Ayer     ________
Alaska Air Group, Inc.
By William S. Ayer,
      Chairman, Board of Directors

EXHIBIT B-1

ACKNOWLEDGMENT AND WAIVER

I, _____________, hereby acknowledge that I was given 21 days to consider the foregoing Supplemental Release Agreement and voluntarily chose to sign the Supplemental Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Washington that the foregoing is true and correct.

EXECUTED this ___ day of ____________ 20__, at ___________ County, _________.

Jeffrey D. Pinneo

EXHIBIT C

ACKNOWLEDGEMENT AND WAIVER

I, ____________________, hereby acknowledge that I was given twenty one (21) days to consider the foregoing Agreement (the “Agreement”) and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Washington that the foregoing is true and correct.

           EXECUTED this _____ day of ________, 2010, at King County, Washington.

_____________________________
Jeffrey D. Pinneo